Exhibit 10.1

OPTION AGREEMENT

BETWEEN:

The University of British Columbia, a corporation continued under the University Act of British Columbia and having offices at IRC 331-2194 Health Sciences Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1Z3

(the “University”)

AND:

Genemax Pharmaceuticals Inc., a corporation incorporated under the laws of the State of Delaware and having a business office at 1260 - 999 West Hastings Street, Vancouver, BC V6C 2W2

(the “Optionee”)

WHEREAS:

A. The University has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Methods of Enhancing Expression of MHC-Class 1 Molecules Bearing Endogenous Peptides, and Methods of Identifying MHC-Class 1 Restricted Antigens Endogenously Processed by a Cellular Secretory Pathway, which research was undertaken by Dr. Wilfred Jefferies and his research group in the Biotechnology Laboratory at the University;

B. The Optionee is desirous of the University granting an exclusive world-wide license to the Optionee to use or cause to be used the Technology to manufacture, distribute, market, sell and/or license or sublicense products derived or developed from such Technology and to sell the same to the general public during the term of said license Agreement; and

C. The University is prepared to grant the Optionee an option to obtain the license with respect to the Technology on the terms and conditions set out hereafter.

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.0 DEFINITIONS:

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

(a)	“Confidential Information”: any part of the Information which is designated by the University as confidential, whether orally or in writing but excluding any part of the Information:

(i)	possessed by the Optionee prior to receipt from the University, other than through prior disclosure by the University, as evidenced by the Optionee’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Optionee from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the University; or

(iv)	independently developed by employees, agents or consultants of the Optionee who had no knowledge of or access to the University’s Information as evidenced by the Optionee’s business records;

(b)	“Date of Commencement” or “Commencement Date”: the 7th day of September, 1999;

(c)	“Effective Date of Termination”: the date on which this Agreement is terminated pursuant to Article 13;

(d)	“Information”: any and all Technology, the terms and conditions of this Agreement, and any and all oral, written, electronic or other communications and other information disclosed or provided by the parties including any and all analyses or conclusions drawn or derived therefrom regarding this Agreement and information developed or disclosed hereunder, or any party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples and specimens or functions;

(e)	“Option Period”: one hundred and eighty days from the Date of Commencement unless this Agreement is terminated early pursuant to Article 13, in which case it shall be until the Effective Date of Termination;

(f)	“Researchers”: Wilfred Jefferies, Gregor Reid, Gabathuler Reinhard, Gerassimos Kolaitis and Judy Alimonti; and

(g)	“Technology”: any and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, being invented, developed and/or acquired prior to the Date of Commencement by the University relating to the technology described in Appendix “A” hereto, as amended from time to time, including, without limitation, all research, data, specifications, instructions, manuals, papers or other materials of any nature whatsoever, whether written or otherwise, relating to the same.

2.0 PROPERTY RIGHTS IN AND TO THE TECHNOLOGY:

2.1 The parties hereto hereby acknowledge and agree that the University owns any and all right, title and interest in and to the Technology.

3.0 GRANT OF OPTION:

3.1 Subject to the following conditions being met:

(a)	that all the Researchers will have waived their rights to receive compensation from the University and will receive compensation directly from the Optionee, and that the following Researchers receive compensation as follows:

Shares in Optionee:

Gerassimos Kolaitis - 100,000 common shares without par value

Gregor Reid - 50,000 common shares without par value

Judy Alimonti - 50,000 common shares without par value

(b)	disclosure to the University of the equity compensation by the Optionee to Wilf Jefferies and Gabathuler Reinhard; and

(c)	prior to the exercise of the Option the Researchers execute the Waiver of Rights document attached as Appendix “C”;

the University hereby grants to the Optionee an option (the “Option”) to obtain the exclusive, world-wide license to use and sublicense the Technology and to manufacture, distribute and sell products based on the Technology on the terms and conditions of the licence agreement attached as Appendix “B” (the “License Agreement”). The Option shall subsist for the duration of the Option Period.

3.2 During the Option Period the University shall not grant rights in or to the Technology to any other party and shall not commercially exploit the Technology either itself or through any agents or representatives.

3.3 The Option granted herein is personal to the Optionee and is not granted to any Affiliate as that term is defined in section 1(1) of the Company Act, RSBC 1996, Chapter 62.

3.4 Notwithstanding paragraph 3.2 herein, the parties acknowledge and agree that the University may use the Technology without charge in any manner whatsoever for research, scholarly publication, educational, or other non-commercial uses.

4.0 OPTIONEE’S ACTIVITIES:

4.1 During the Option Period the Optionee shall use reasonable commercial efforts to raise equity funding in an amount not less than $1,000,000.00 (Canadian) and investigate the Technology and the market potential of the Technology. The Optionee shall keep the University informed of its plans to commercialize and exploit the Technology and will inform the University at the earliest possible date if the Optionee decides not to exercise the Option granted herein.

5.0 EXERCISE OF OPTION:

5.1 In order to exercise the Option the Optionee shall execute the Licence Agreement attached as Appendix “B” and carry out all obligations due on execution of the Licence Agreement.

5.2 In the event that the Optionee does not exercise the Option pursuant to paragraph

5.1 on or before the last day of the Option Period, the parties acknowledge and agree that the Optionee shall have no further right, title or interest in or to the Technology and that the University may deal with the Technology in any way without further obligation to the Optionee.

5.3 It shall be a condition of the Optionee exercising the Option that it shall have completed the equity financing as set out in paragraph 4.1.

6.0 DISCLAIMER OF WARRANTY:

6.1 The University makes no representations, conditions or warranties, either express or implied, with respect to the Technology. Without limiting the generality of the foregoing, the University specifically disclaims any implied warranty, condition or representation that the Technology:

(a)	shall correspond with a particular description;

(b)	is of merchantable quality;

(c)	is fit for a particular purpose; or

(d)	is durable for a reasonable period of time.

6.2 The University shall not be liable for any loss, whether direct, consequential, incidental or special, which the Optionee suffers arising from any defect, error, fault or failure to perform with respect to the Technology, even if the University has been advised of the possibility of such defect, error, fault or failure. The Optionee acknowledges that it has been advised by the University to undertake its own due diligence with respect to the Technology.

6.3 Nothing in this Agreement shall be construed as:

(a)	a warranty or representation by the University as to title to the Technology or that anything made, used, sold or otherwise disposed of under any license resulting from the Option granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights; or

(b)	an obligation by the University to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights with respect to the Technology.

7.0 INDEMNITY AND LIMITATION OF LIABILITY:

7.1 The Optionee hereby indemnifies, holds harmless and defends the University, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the exercise of any rights under this Agreement including, without limiting the generality of the foregoing, against any damages or losses, consequential or otherwise, arising from or out of the Option granted herein howsoever the same may arise.

7.2 Subject to paragraph 7.3, the University’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or at common law, for any loss or damage suffered by the Optionee, whether direct, indirect, special, or any other similar or like damage that may arise or does arise from any breaches of this Agreement by the University, its Board of Governors, officers, employees, faculty, students or agents, shall be limited to the sum of $5,000.00 (Canadian).

7.3 In no event shall the University be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

7.4 No action, whether in contract or tort (including negligence), or otherwise arising out of or in connection with this Agreement, may be brought by the Optionee more than six months after the cause of action has occurred.

8.0 CONFIDENTIALITY:

8.1 The Information shall be developed, received, and used by the Optionee solely in furtherance of the purposes set forth in this Agreement subject to the terms and conditions set forth in this Article 8.0.

8.2 The Optionee shall keep and use all of the Confidential Information in confidence and shall not, without the University’s prior written consent, disclose any Confidential Information to any person or entity, except those of the Optionee’s officers, employees, professional advisors, consultants, servants, agents and assigns who require said Confidential Information in performing their obligations under this Agreement or in connection with services provided to the Optionee in conjunction with this Agreement. The Optionee covenants and agrees that it will initiate and maintain an appropriate internal program limiting the internal distribution of the Confidential Information to its officers, employees, professional advisors, consultants, servants or agents and to take the appropriate non-disclosure agreements from any and all persons who may have access to the Confidential Information.

8.3 The Optionee shall not use, either directly or indirectly, any Confidential Information for any purpose other than as set forth herein without the University’s prior written consent, such consent not to be unreasonably withheld.

8.4 In the event that the Optionee is required by judicial or administrative process to disclose any or all of the Confidential Information, the Optionee shall promptly notify the University and allow the University reasonable time to oppose such process before disclosing any Confidential Information.

8.5 Notwithstanding any termination or expiration of this Agreement, the obligations created in this Article 8.0 shall survive and be binding upon the Optionee, its successors and assigns.

8.6 The Optionee requires of the University, and the University agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Optionee claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Optionee’s competitive position and/or interfere with the Optionee’s negotiations with prospective sublicensees. Notwithstanding anything contained in this Article, the parties hereto acknowledge and agree that the University may identify the title of this Agreement, the parties to this Agreement, the inventors of the Technology, the term of this Agreement and the consideration granted to the University pursuant to this Agreement.

9.0 ASSIGNMENT:

9.1 The Optionee shall not assign, transfer, mortgage, charge, pledge, hypothecate or otherwise dispose of any or all of the rights, duties or obligations granted to it under this Agreement without the prior written consent of the University.

9.2 The University shall have the right to assign its rights, duties and obligations under this Agreement to a company or society of which it is the sole shareholder in the case of a company or of which it controls the membership, in the case of a society. In the event of such an assignment the Optionee will release, remise and forever discharge the University from any and all obligations or covenants, provided however that such company or society, as the case may be, executes a written agreement which provides that such company or society shall assume all such obligations or covenants from the University and that the Optionee shall retain all rights granted to the Optionee pursuant to this Agreement.

10.0 GOVERNING LAW AND ARBITRATION:

10.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to paragraphs 10.2 and 10.3, the British Columbia Supreme Court shall have exclusive jurisdiction over this Agreement.

10.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability or the interpretation thereof, the same shall be settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia. The language to be used in the arbitration proceedings shall be English.

10.3 Clause 10.2 of this Article shall not prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

11.0 NOTICES:

11.1 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or telecopy, all postage and other charges prepaid, at the address for such party first set forth above or at such other address as any party may hereinafter designate in writing to the other party. Any notice personally delivered or sent by telex or telecopy shall be deemed to have been given or received at the time of delivery, telexing or telecopying. Any notice mailed as aforesaid shall be deemed to have been received on the expiration of five calendar days after it is posted, provided that if there shall be at the time of mailing or between the time of mailing and the actual receipt of the notice a mail strike, slow down or labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effected if actually received.

12.0 TERM:

12.1 This Agreement will be deemed to have come into force on the Date of Commencement. This Agreement and the Option granted hereunder shall remain in effect for the duration of the Option Period and shall terminate upon the conclusion of the Option Period subject to earlier termination pursuant to Article 13 herein.

13.0 TERMINATION:

13.1 This Agreement shall automatically and immediately terminate without notice to the Optionee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purport, is commenced by or against the Optionee.

13.2 The University may, at its option, terminate this Agreement immediately on the happening of any one or more of the following events by delivering notice in writing to that effect to the Optionee:

(a)	if the Optionee becomes insolvent;

(b)	if any execution, sequestration or any other process of any court becomes enforceable against the Optionee or if any such process is levied on the rights under this Agreement or upon any of the monies due to the University and is not released or satisfied by the Optionee within 30 calendar days thereafter;

(c)	if any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Optionee;

(d)	if the Optionee ceases or threatens to cease to carry on its business;

(e)	if any part of the Optionee’s business relating to this Agreement is transferred to a subsidiary or associated company without the prior written consent of the University, such consent not to be unreasonably withheld except as provided in paragraph 13.3.

13.3 The University shall not withhold its consent pursuant to subparagraph 13.2(e) unless the granting of such consent would result in the University having a contractual relationship with an entity with whom the University is prohibited from contracting with pursuant to its then existing published policies.

13.4 Other than as set out in paragraphs 13.1 and 13.2, if either party shall be in default under or shall fail to comply with the terms of this Agreement then the non-defaulting party shall have the right to terminate this Agreement by written notice to that effect if:

(a)	such default is reasonably curable within 30 calendar days after receipt of notice of such default and such default or failure to comply is not cured within 30 calendar days after receipt of written notice thereof; or

(b)	such default is not reasonably curable within 30 calendar days after receipt of written notice thereof, and such default or failure to comply is not cured within such further reasonable period of time as may be necessary for the curing of such default or failure to comply.

13.5 The Optionee may terminate this Agreement and the Option granted herein at any time during the Option Period by providing written notice to the University.

14.0 MISCELLANEOUS COVENANTS OF LICENSEE:

14.1 The Optionee hereby represents and warrants to the University that the Optionee is a corporation duly organized, existing, and in good standing under the laws of the State of Delaware and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

14.2 The Optionee represents and warrants that it will, upon its decision to execute the License Agreement, have the expertise necessary to handle the Technology with care and without danger to the Optionee, its employees, agents, or the public. The Optionee shall not accept delivery of the Technology until it has requested and received from the University all necessary information and advice to ensure that it is capable of handling the Technology in a safe and prudent manner.

14.3 The Optionee shall comply with all laws, regulations and ordinances, whether Federal, Provincial, Municipal or otherwise, with respect to the Technology and/or this Agreement.

15.0 GENERAL:

15.1 Nothing contained herein shall be deemed or construed to create between the parties hereto a partnership or joint venture. No party shall have the authority to act on behalf of any other party, or to commit any other party in any manner or cause whatsoever or to use any other party’s name in any way not specifically authorized by this Agreement. No party shall be liable for any act, omission, representation, obligation or debt of any other party, even if informed of such act, omission, representation, obligation or debt.

15.2 Subject to the limitations hereinbefore expressed, this Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

15.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

15.4 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

15.5 Marginal headings as used in this Agreement are for the convenience of reference only and do not form a part of this Agreement and are not to be used in the interpretation hereof.

15.6 The terms and provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties hereto after the expiration or termination of this Agreement shall be and remain in force notwithstanding such expiration or other termination of this Agreement or any provision thereof for any reason whatsoever.

15.7 In the event that any Article, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

15.8 The parties hereto each acknowledges that they have not relied upon any advice or from the other with respect to this Agreement and that they have sought and obtained independent legal with respect to same.

15.9 The appendices to this Agreement together with the terms and conditions contained within this Agreement constitute the entire understanding between the parties hereto and no modifications hereof shall be binding unless executed in writing by the parties hereto. The appendices will be binding upon the parties hereto except to the extent that they may conflict with the terms and conditions contained within this Agreement itself, in which case the terms and conditions of this Agreement shall govern.

15.10 Time shall be of the essence of this Agreement.

15.11 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto may require.

          IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement on or about the 14 day of September 1999 but effective as of the Date of Commencement.

Signed for and on behalf of	)
The University of British Columbia	)
by its duly authorized officers:	)

)
)
/s/ Angus Livingstone	)
	)	Managing Director
	)	University- Industry Liaison Office
)
Authorized Signatory	)

)
Authorized Signatory	)

Signed for and on behalf of the	)
Genemax Pharmaceuticals Inc.	)
by its duly authorized officer:	)

/s/ Ronald L. Handford
)
Authorized Signatory	)

APPENDIX “A”

Description of “Technology”

UILO 95-015 Method of Enhancing Expression of MHC-Class 1 Molecules Bearing Endogenous Peptides and any and all improvements, variations, updates, modifications, and enhancements thereto, and

UILO 95-010 Method of Identifying MHC-Class 1 Restricted Antigens Endogenously Processed by a Cellular Secretory Pathway and any and all improvements, variations, updates, modifications, and enhancements thereto

Including the following patents

UILO 95-015
US SN 08/817,731 (Application)
Japan SN 510486/1996 (Application)
Europe Designating: France, UK, Germany, Switzerland
SN 95931866.8 (Application)

UILO 95-010
US 5,792,604 (Issued)
Japan SN 532142/1997 (Application)
Europe, Designating all countries: EP 97906062.1 (Application)